Exhibit 99.2

NEW ERA HELIUM CORP.

INDEX TO FINANCIAL STATEMENTS

Page No.
Unaudited Consolidated Balance Sheets as of September 30, 2024 and December 31, 2023	2
Unaudited Consolidated Statements of Operations for the three months and nine months ended September 30, 2024 and 2023	3
Unaudited Consolidated Statements of Changes in Stockholders’ (Deficit) Equity and Members’ Equity for the three months and nine months ended September 30, 2024 and 2023	4
Unaudited Consolidated Statements of Cash Flows for the nine months ended September 30, 2024 and 2023	5
Notes to Unaudited Consolidated Financial Statements	6 to 24

NEW ERA HELIUM CORP.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$409,250	$120,010
Accounts receivables, net	698,016	692,351
Prepaid expenses - current	327,079	113,726
Right of use asset - current	—	12,690
Restricted investments	1,320,425	1,282,838
Total current assets	2,754,770	2,221,615

Oil and natural gas properties, net (full cost)	466,402	941,691
Property, plant and equipment, net	3,802,489	3,610,728
Prepaid expenses - noncurrent	420,000	—
Deferred tax asset	1,657,332	608,500
TOTAL ASSETS	$9,100,993	$7,382,534

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable	1,746,252	1,472,961
Accrued liabilities	471,330	259,131
Notes payable - current	3,704,607	469,968
Due to related parties	1,692,951	886,113
Lease liabilities - current	—	12,690
Other current liabilities	73,138	45,059
Total current liabilities	$7,688,278	$3,145,922

Asset retirement obligation	1,722,926	1,654,968
Notes payable - noncurrent	2,175,191	2,053,013
Total liabilities	$11,586,395	$6,853,903

Commitments and Contingencies (Note 14)

Stockholders’ (Deficit) Equity
Preferred stock, 10,000,000 shares authorized:
Series X Preferred stock, $0.001 par value, 5,000 shares issued and outstanding at September 30, 2024 and December 31, 2023	1	1
Common stock, $0.001 par value, authorized 190,000,000 shares, 6,208,935 and 6,205,506 shares issued and outstanding at September 30, 2024 and December 31, 2023	6,209	6,206
Additional paid-in capital	524,276	512,279
Retained (deficit) earnings	(3,015,888)	10,145
Total Stockholders’ (Deficit) Equity	$(2,485,402)	528,631
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$9,100,993	$7,382,534

The accompanying notes are an integral part of these consolidated financial statements.

NEW ERA HELIUM CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues, net
Oil, natural gas, and product sales, net	$35,143	$102,528	$384,731	$438,205
Total Revenues, net	35,143	102,528	384,731	438,205

Costs and expenses
Lease operating expenses	253,496	40,803	982,423	829,728
Depletion, depreciation, amortization, and accretion	193,712	177,345	692,906	672,774
General and administrative expenses	966,227	646,578	2,754,412	3,864,048
Total Costs and expenses	1,413,435	864,726	4,429,741	5,366,550

Gain on sale of assets	—	5,348,982	—	5,834,293
Income (loss) from operations	(1,378,292)	4,586,784	(4,045,010)	905,948

Other income (expenses)
Interest income	12,919	4,240	37,587	29,869
Interest expense	(128,016)	(32,532)	(267,838)	(107,930)
Other, net	66,799	—	200,396	(314,541)
Total Other income (expenses), net	(48,298)	(28,292)	(29,855)	(392,602)

Income (loss) before provision for income taxes	(1,426,590)	4,558,492	(4,074,865)	513,346

Benefit (provision) for income taxes	349,348	(1,130,142)	1,048,832	340,841
Net income (loss)	$(1,077,242)	$3,428,350	$(3,026,033)	$854,187

Net income (loss) per share – basic and diluted
Basic and diluted	$(0.17)	$0.57	$(0.49)	$0.15

Weighted-average shares outstanding – basic and diluted
Basic and diluted	6,208,935	6,055,564	6,208,922	5,847,020

The accompanying notes are an integral part of these consolidated financial statements.

NEW ERA HELIUM CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY AND MEMBERS’ EQUITY

FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Unaudited)

						Retained
	Common Stock		Preferred Stock		Paid-in	(Deficit)
	Shares	Amount	Shares	Amount	Capital	Earnings	Total
Balance, January 1, 2024	6,205,506	$6,206	5,000	$1	$512,279	$10,145	$528,631

Sale of common stock	3,429	3	—	—	—	11,997	12,000
Net loss	—	—	—	—	—	(859,032)	(859,032)

Balance, March 31, 2024	6,208,935	$6,209	5,000	$1	$524,276	$(848,887)	$(318,401)

Net loss	—	—	—	—	—	(1,089,759)	(1,089,759)

Balance, June 30, 2024	6,208,935	$6,209	5,000	$1	$524,276	$(1,938,646)	$(1,408,160)

Net loss	—	—	—	—	—	(1,077,242)	(1,077,242)

Balance, September 30, 2024	6,208,935	$6,209	5,000	$1	$524,276	$(3,015,888)	$(2,485,402)

	Members’ Equity		Stockholders’ Equity			Retained
	Units		Common Stock		Paid-in	(Deficit)
	Outstanding	Amount	Shares	Amount	Capital	Earnings	Total
Balance, January 1, 2023	5,000,000	$(3,786,949)	—	—	—	—	$—
Pre-Reorganization:
Members’ contributions	—	145,500	—	—	—	—	—
Member’s withdrawals	—	(59,294)	—	—	—	—	—
Common shares issued in exchange for common units	(5,000,000)	3,700,743	5,000,000	5,000	(3,705,743)	—	(3,700,743)

Post Reorganization:
Common shares issued for services	—	—	714,000	714	2,498,286	—	2,499,000
Issuance of preferred stock *	—	—	5,000	1	—	—	1
Sale of common stock	—	—	108,642	109	380,141	—	380,250
Net loss	—	—	—	—	—	(2,034,074)	(2,034,074)

Balance, March 31, 2023 *	—	$—	5,822,642	$5,823	$(827,316)	$(2,034,074)	$(2,855,566)
Sale of common stock	—	—	142,859	143	499,837	—	499,980
Net loss	—	—	—	—	—	(540,089)	(540,089)

Balance, June 30, 2023 *	—	$—	5,965,501	$5,966	$(327,479)	$(2,574,163)	$(2,895,675)
Sale of common stock	—	—	142,858	142	499,837	—	499,979
Net income	—	—	—	—	—	3,428,350	3,428,350

Balance, September 30, 2023 *	—	$—	6,108,359	$6,108	$172,358	$854,187	$1,032,654

*	The issuance of preferred shares is not included in the amounts reflected in Balance, March 31, 2023, Balance, June 30, 2023, and Balance, September 30, 2023.

The accompanying notes are an integral part of these consolidated financial statements.

NEW ERA HELIUM CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Ended September 30,
	2024	2023
Cash Flows from Operating Activities:
Net income (loss)	$(3,026,033)	$854,187
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depletion, depreciation, amortization, and accretion	692,906	672,774
Deferred income tax benefit	(1,048,832)	(427,471)
Accrued interest expense on note payable and other current liabilities	210,990	13,548
Interest income on investments and notes receivable	(37,587)	(13,282)
Gain on asset sales	—	(5,834,293)
Loss on exchange of debt for ORRI	—	316,531
Stock-based compensation	—	2,498,286
Compensation – assignment of property	166,449	—
Changes in operating assets and liabilities:
Accounts receivables	(8,191)	18,652
Prepaid expenses and other assets	84,860	(16,465)
Accounts payable	331,318	(382,316)
Accrued liabilities	89,301	(99,401)
Due to related parties	285,153	491,948
Asset retirement obligations settled	(28,087)	—
Other liabilities - current	(81,498)	(151,890)
Net cash used in operating activities	(2,369,251)	(2,059,192)

Cash Flows from Investing Activities:
Investment in property, plant and equipment, net	(200,000)	(3,579,000)
Proceeds from sale of interest in oil and natural gas properties	—	2,499,920
Investment of interest in oil and natural gas properties	—	(208,177)
Loss on settlement of asset retirement obligations	(105,538)	—
Proceeds from sale of restricted investments	—	193,412
Net cash used in investing activities	(305,538)	(1,093,845)

Cash Flows from Financing Activities:
Members’ contributions prior to reorganization	—	145,500
Members’ withdrawals prior to reorganization	—	(59,294)
Issuance of common stock	12,000	1,380,923
Issuance of preferred stock	—	1
Proceeds from note payable	3,169,529	2,000,000
Repayment of note payable	—	(20,000)
Repayment from related party	—	—
Proceeds from related party	227,500	322,705
Repayment to related party	(445,000)	(160,000)
Net cash provided by financing activities	2,964,029	3,609,835

Net Change in Cash and cash equivalents	289,240	456,798
Cash and cash equivalents – Beginning of period	120,010	405
Cash and cash equivalents – End of period	$409,250	$457,203

Supplemental cash flow information:
Cash interest payments	$55,603	$92,495
Supplemental Non-Cash Investing and Financing Activities:
Asset retirement obligations sold recorded as a reduction of oil and natural gas properties	$—	$3,407,818
ORRI interest acquired through and exchange of debt	$—	$652,560
Partial purchase of note payable by related party	$—	$70,000
Debentures associated with Standby Retainer, Consulting, and Services Agreement	$720,000	$—
Capital expenditures accrued in accounts payable and accrued liabilities	$(157,241)	$—

The accompanying notes are an integral part of these consolidated financial statements.

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

Organization and Nature of Operations

New Era Helium Corp. (the “Company”) is a Nevada corporation. The Company was formed on February 6, 2023, through a Reorganization Agreement and Plan Share Exchange (the “Agreement”) with Solis Partners. LLC (“Solis Partners”) as described further in the paragraph below. The Company’s primary operations include the exploration, development, and production of helium, natural gas, oil, and natural gas liquids (“NGLs”). The Company’s producing oil and gas assets and non-producing acreage are primarily located in Chaves County, New Mexico. The Company also owns overriding royalty interests located in Howard County, Texas.

On February 6, 2023, the Company entered into the Agreement with Solis Partners. Immediately prior to February 6, 2023, the Company was authorized to issue 190 million shares of common stock with a par value of $0.001 per share and 10 million shares of preferred stock with a par value of $0.001 per share. Subject to the terms of the Agreement, all issued and outstanding member interests in Solis Partners was automatically converted and exchanged for 5 million shares of the Company’s common stock.

The Company’s wholly owned subsidiary Solis Partners is a Texas limited liability company. Solis Partners owns and operates the Company’s producing oil and gas assets and non-producing acreage. The Company’s wholly owned subsidiary NEH Midstream LLC (“NEH Midstream”) is a Texas limited liability company, formed August 4, 2023. NEH Midstream is the owner of the helium offtake and tolling agreements. NEH Midstream is in the process of constructing a natural gas processing facility in which NEH Midstream will be the owner and operator.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements of the Company as of September 30, 2024, and September 30, 2023, have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) issued by the Financial Accounting Standards Board (“FASB”) on a going concern basis, which contemplates the continuity of operations, the realization of assets and the satisfaction of liabilities in the normal course of business. The consolidated balance sheet as December 31, 2023, is derived from the audited financial statements. In the opinion of management, all adjustments, consisting primarily of normal recurring accruals, considered necessary for a fair presentation for the periods presented have been included. Management has made certain estimates and assumptions that affect reported amounts in the unaudited consolidated financial statements and disclosures. Actual results may differ from those estimates. Operating results for the nine months ended September 30, 2024, are not necessarily indicative of the results that may be expected for the year ended December 31, 2024 or thereafter.

These interim consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission regarding interim financial reporting, and the Company believes that the disclosures made are adequate to make the information not misleading. Certain disclosures have been condensed or omitted from the consolidated financial statements. Accordingly, they do not include all the information and notes required by US GAAP for complete consolidated financial statements and should be read in conjunction with the Company’s financial statements and footnotes for the year ended December 31, 2023.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exemptions emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered un the Securities and Exchange Act of 1934, as amended ) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies by any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different applications dates for public or private companies, the Company as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time the Company is no longer considered to be an emerging growth company. At times, the Company may elect to early adopt a new or revised standard.

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

Risks and Uncertainties

As a producer of helium, natural gas, NGLs and oil, the Company’s revenue, profitability, and future growth are substantially dependent upon the prevailing and future prices for helium, natural gas, NGLs and oil, which are dependent upon numerous factors beyond its control such as economic, political, and regulatory developments and competition from other energy sources. The energy markets have historically been very volatile, and there can be no assurance that the prices for helium, natural gas, NGLs or oil will not be subject to wide fluctuations in the future. A substantial or extended decline in prices for helium, natural gas, NGLs and oil could have a material adverse effect on the Company’s financial position, results of operations, cash flows, the quantities of natural gas, helium, NGL and oil reserves that may be economically produced and the Company’s access to capital.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of all significant intercompany transactions and balances.

Segments

Based on the Company’s organization structure, the Company has one operating segment, which is the development, exploration and production of natural gas, helium, NGLs and oil. In addition, the Company has a single company-wide management team that allocates capital resources to maximize profitability and measures financial performance as a single enterprise.

Functional and reporting currency

The functional and reporting currency of the Company is the United States dollar.

Liquidity and Going Concern

The Company recorded a net loss of $(3,026,033) for the nine months ended September 30, 2024, net income of $10,145 for the year ended December 31, 2023 and net income of $197,474 for the year ended December 31, 2022. As of September 30, 2024, the Company had a working capital deficit of $(4,933,508) and a cash balance of $409,250.

Historically, the Company’s primary sources of liquidity have been cash received from oil, natural gas, and product sales, contributions from members, and borrowings.

Management’s assessment of the entity’s ability to continue as a going concern involves making a judgement, at a particular point in time, about inherently uncertain future outcomes of events or conditions.

Any judgment about the future is based on information available at the time at which the judgment is made. Subsequent events may result in outcomes that are inconsistent with judgments that were reasonable at the time they were made. Management have taken into account the following:

a.	The Company’s financial position; and
b.	The risks facing the Company that could impact liquidity and capital adequacy.

The Company’s future capital requirements will depend on many factors, including the Company’s revenue growth rate, the timing and extent of spending to support further sales and marketing efforts. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through additional equity raises. The equity raises will continue to be effectuated via a private placement, continuation of the business combination transaction, or other transaction. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, Management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these consolidated financial statements are available to be issued. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates, judgements and assumptions that affect the reported amounts of assets and liabilities, certain disclosures at the date of the financial statements, as well as the reported amounts of expenses during the reporting period. Significant estimates affecting the financial statements have been prepared on the basis of the most current and best available information. The estimates and assumptions include but are not limited to inputs used to calculate asset retirement obligations (“AROs”) (Note 10), the estimate of proved natural gas, oil, helium, and natural gas liquids reserves and related present value estimates of future net cash flows therefrom (Note 5), and inputs used to calculate the value of common shares issued for services (Note 11). These estimates and assumptions are based on management’s best estimates and judgements. However, actual results from the resolution of such estimates and assumptions may vary from those used in the preparation of the financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity date of three months or less to be cash equivalents. As of September 30, 2024 and December 31, 2023, the Company did not hold any cash equivalents other than cash on deposit.

Restricted Investments

Restricted investments related to Certificates of Deposit (“CDs”) held at West Texas National Bank. These CDs are used as collateral for operating and plugging bonds for the New Mexico Oil Conservation Division, New Mexico State Land Office, and the Bureau of Land Management.

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

Receivables and Allowance for Expected Losses

The Company’s receivables result primarily from the sale of oil, natural gas and NGLs as well as billings to joint interest owners for properties in which the Company serves as the operator. Receivables from product sales are generally due within 30 to 60 days after the last day of each production month and do not bear any interest. Receivables associated with joint interest billings are regularly reviewed by Management for collectability, and they establish or adjust an allowance for expected losses as necessary. The Company determines its allowance for each type of receivable by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the debtor’s current ability to pay its obligation to the Company, the condition of the general economy and the industry as a whole. Management has determined that an allowance for expected losses was not required for the nine months ended September 30, 2024, and the year ended December 31, 2023.

	September 30,	December 31,
	2024	2023
Oil, natural gas and NGL sales	$11,586	$76,115

Joint interest accounts receivable	625,294	494,587
Unbilled joint interest expense	1,401	(852)
Total joint interest related receivables	626,695	493,735

Other accounts receivable	59,735	122,501
Allowance for expected losses	—	—
Total Accounts receivable, net	$698,016	$692,351

The beginning accounts receivable balance at January 1, 2023 was $835,173.

The Company did not write off any accounts receivables during the nine months ended September 30, 2024, but the Company did write off $31,851 of joint interest accounts receivables during the year ended December 31, 2023.

Prepaid Expenses

The Company includes in prepaid expenses payments made in advance for goods or services for which the Company will receive a future benefit. Prepaid expenses are recorded at cost and are expensed over the period in which the benefit is realized.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. Betterments, renewals, and extraordinary repairs that materially extend the useful life of the asset are capitalized; other repairs and maintenance charges are expensed as incurred. The Company includes in property, plant and equipment the processing plant under construction, computer equipment, furniture and fixtures, and leasehold improvements.

Depreciation and amortization expense is calculated using the straight-line method over the estimated useful lives of the related assets, which results in depreciation and amortization being incurred evenly over the life of an asset. Fully depreciated assets are retained in property and accumulated depreciation accounts until they are removed from service.

Management performs ongoing evaluations of the estimated useful lives of the property and equipment for depreciation purposes. Management periodically reviews long-lived assets, other than oil and gas property, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable.

The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its carrying amount. The Company recorded no impairment charges during the nine months ended September 30, 2024 and 2023.

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

Oil and Gas Properties

The Company follows the full cost accounting method to account for oil and natural gas properties, whereby costs incurred in the acquisition, exploration and development of oil and gas reserves are capitalized. Such costs include lease acquisition, geological and geophysical activities, rentals on nonproducing leases, drilling, completing and equipping of oil and gas wells, administrative costs directly attributable to those activities and asset retirement costs. Disposition of oil and gas properties are accounted for as a reduction of capitalized costs, with no gain or loss recognized unless such adjustment would significantly alter the relationship between capital costs and proved reserves of oil and gas, in which case the gain or loss is recognized to operations.

The capitalized costs of oil and gas properties, plus estimated future development costs relating to proved reserves and excluding unevaluated and unproved properties, are amortized as depletion expense using the units-of-production method based on estimated proved recoverable oil and gas reserves.

The costs associated with unevaluated and unproved properties, initially excluded from the amortization base, relate to unproved leasehold acreage, wells and production facilities in progress and wells pending determination of the existence of proved reserves, together with capitalized interest costs for these projects. Unproved leasehold costs are transferred to the amortization base with the costs of drilling the related well once a determination of the existence of proved reserves has been made or upon impairment of a lease. Costs associated with wells in progress and completed wells that have yet to be evaluated are transferred to the amortization base once a determination is made whether or not proved reserves can be assigned to the property. Costs of dry wells are transferred to the amortization base immediately upon determination that the well is unsuccessful.

Under full cost accounting rules for each cost center, capitalized costs of evaluated oil and gas properties, including asset retirement costs, less accumulated amortization and related deferred income taxes, may not exceed an amount (the “cost ceiling”) equal to the sum of (a) the present value of future net cash flows from estimated production of proved oil and gas reserves, based on current prices and operating conditions, discounted at ten percent (10%), plus (b) the cost of properties not being amortized, plus (c) the lower of cost or estimated fair value of any unproved properties included in the costs being amortized, less (d) any income tax effects related to differences between the book and tax basis of the properties involved. If capitalized costs exceed this limit, the excess is charged to operations. For purposes of the ceiling test calculation, current prices are defined as the un-weighted arithmetic average of the first day of the month price for each month within the 12-month period prior to the end of the reporting period. Prices are adjusted for basis or location differentials. Unless sales contracts specify otherwise, prices are held constant for the productive life of each well. Similarly, current costs are assumed to remain constant over the entire calculation period.

Given the volatility of oil and gas prices, it is reasonably possible that the estimate of discounted future net cash flows from proved oil and gas reserves could change in the near term. If oil and gas prices decline in the future, even if only for a short period of time, it is possible that impairments of oil and gas properties could occur. In addition, it is reasonably possible that impairments could occur if costs are incurred in excess of any increases in the present value of future net cash flows from proved oil and gas reserves, or if properties are sold for proceeds less than the discounted present value of the related proved oil and gas reserves. The Company recorded no ceiling test impairment charges during the nine months ended September 30, 2024 and 2023.

Accounts Payable and Accrued Liabilities

The Company’s payables and accrued liabilities result primarily from the operation of its oil and natural gas properties as well as the administration of the Company. For properties in which the Company is operator, the Company pays 100% of most operating costs, then bills the non-operating partners for their share of the costs. The Company records the Company’s share these costs in its consolidated statements of operations. Accounts payables are generally due within 30 of receipt of the invoices by the Company and do not bear any interest. The table below represents the accounts payable recorded in the Company’s consolidated balance sheets.

	September 30,	December 31,
	2024	2023
Trade payable	$1,014,197	$773,387
Suspense payable	732,055	727,153
Total accounts payable	$1,746,252	$1,500,540

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

Leases

The Company determines if an arrangement is a lease at inception. Operating leases are recorded in operating lease right-of-use asset, operating lease liability, current, and operating lease liability, long-term on the consolidated balance sheets.

Operating lease right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. Operating lease assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As the Company’s lease does not provide an implicit rate, the Company uses the incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate used at adoption was 2.37%. Significant judgement is required when determining the incremental borrowing rate. Rent expense for lease payments is recognized on a straight-line basis over the lease term.

Asset retirement obligations

The Company records a liability for asset retirement obligations (“ARO”) associated with its oil and gas wells when the well has been completed. The ARO is recorded at its estimated fair value, measured by the expected future cash outflows required to satisfy the abandonment and restoration discounted at our credit-adjusted risk-free interest rate. The corresponding cost is capitalized as an asset and included in the carrying amount of oil and gas properties and is depleted over the useful life of the properties. Subsequently, the ARO liability is accreted to its then-present value.

Inherent in the fair value calculation of an ARO are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental, and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and gas property balance. Settlements greater than or less than amounts accrued as ARO are recorded as a gain or loss upon settlement.

Financial Instruments and Concentrations of Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivables. The Company maintains its cash in accounts with major financial institutions within the United States. The Company’s cash balances can, at times, exceed amounts insured by the Federal Deposit Insurance Corporation. The Company places its cash with high credit quality financial institutions. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk.

The Company is subject to credit risk resulting from the concentration of its oil, natural gas and NGL receivables with significant purchasers. One purchaser accounted for all of the Company’s oil sales revenues for the three and nine months ended September 30, 2024 and 2023. A separate purchaser accounted for all the natural gas and NGL revenues for the three and nine months ended September 30, 2024 and 2023. The Company does not require collateral. While the Company believes its recorded receivables will be collected, in the event of default the Company will follow normal collection procedures. The Company does not believe the loss of either purchaser would materially impact its operating results as oil, natural gas and NGLs are fungible products with a well-established market and numerous purchasers.

Revenue recognition

The Company records revenue in accordance with FASB ASC 606, Revenue from Contracts with Customers (“ASC 606”) which uses a five-step model that requires entities to exercise judgment when considering the terms of the contract(s) which includes (i) identifying the contract(s) with the customer, (ii) identifying the separate performance obligations in the contract, (iii) determining the transaction price, (iv) allocating the transaction price to the separate performance obligations, and (v) recognizing revenue as each performance obligation is satisfied.

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

Revenue from contracts with customers

The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product to a customer or the processor of the product. Revenue is measured based on the consideration the Company expects to receive in exchange for those products.

Performance obligations and significant judgments

The Company sells oil and natural gas products in the United States through a single reportable segment. The Company enters into contracts that generally include oil, natural gas, and associated liquids in variable quantities and priced based on a specific index related to the type of product.

The oil and natural gas is typically sold in an unprocessed state to processors and other third parties for processing and sale to customers. The Company recognizes revenue at a point in time when control of the oil or natural gas passes to the customer or processor, as applicable, discussed below.

The Company sells its oil to a single purchaser under a month-to-month purchase agreement at a price based on an index price from the purchaser. This agreement will continue on a month-to-month basis thereafter unless and until terminated by the Company or the purchaser with a 30-day advance notice. Oil that is produced from the Company’s wells is stored in tank batteries located on the Company’s lease. When the purchaser’s truck connects to the storage tank and oil enters the truck, control of the oil is transferred to the purchaser, the Company’s obligations are satisfied, and revenue is recognized.

The Company sells its natural gas and NGLs to a single purchaser, who is also the processor, under a purchase agreement at a price based on an index price from the purchaser which expired on May 31, 2024. This agreement currently continues on a month-to-month basis unless and until terminated by the Company or the purchaser with a 30-day advance notice. Under our natural gas and NGL contracts with processors, when the unprocessed natural gas is delivered at the sales meter, control of the gas is transferred to the purchaser, the Company’s obligations are satisfied, and revenue is recognized. In the cases where the Company sells to a processor, management has determined that the processors are customers. The Company recognizes the revenue in these contracts based on the net proceeds received from the processor.

The Company will sell its helium to two purchasers, each purchasing 50% of the helium production under 10-year contracts. One of the contracts will commence upon delivery of gaseous helium production at the tailgate of the processing plant. The other contract will commence upon delivery of liquid helium from the Keyes Helium Company (“Keyes Helium”) liquefaction plant located in Keyes, Oklahoma. When the gaseous helium is loaded into the gaseous helium trailer, control of the helium is transferred to the purchaser, the Company’s obligations will be satisfied, and revenue will be recognized. With regards to liquid helium, the Company will transport the gaseous helium to the Keyes Helium liquefaction plant. Once the helium has been liquified and loaded into the liquid helium trailer, control of the helium is transferred to the purchaser, the Company’s obligations are satisfied, and revenue is recognized.

The Company has no unsatisfied performance obligations at the end of each reporting period.

Management does not believe that significant judgments are required with respect to the determination of the transaction price, including any variable consideration identified. There is a low level of uncertainty due to the precision of measurement and use of index-based pricing adjusted for transportation and other related deductions, which are based on contractual or historical data. Additionally, any variable consideration identified is not constrained.

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. The hierarchy is broken down into three levels based on the observability of inputs as follows:

●	Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment;
●	Level 2 — Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly; and
●	Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Our asset retirement obligation liabilities are measured at fair value on a non-recurring basis and estimated as follows:

September 30, 2024	Level 1	Level 2	Level 3	Total
ARO liabilities	$—	$—	$1,722,926	$1,722,926
Assignment of interest in certain properties	$—	$—	$166,449	$166,449

December 31, 2023
ARO liabilities	$—	$—	$1,654,968	$1,654,968
Stock-based compensation	$—	$—	$2,499,000	$2,499,000

The properties assigned were valued at $166,449, the fair market value on the effective date of the assignment. The Company determined fair market value using various economic parameters including annual cash flows, discounted future net revenues, and return on investment. (See NOTE 8. RELATED PARTY TRANSACTIONS)

The shares issued in the stock-based compensation were valued at $2,499,000, the fair market values on the grant date using the share price of common stock sold to investors approximately 30 days from the grant date.

The carrying value of cash and cash equivalents, trade receivable, prepaid and other current assets, due from related parties, accounts payable, accrued liabilities, due to related party, and other current liabilities, as reflected in the consolidated balance sheets, approximate fair value, due to the short-term maturity of these instruments. The carrying value of notes payable approximates their fair value due to immaterial changes in market interest rates.

Related parties

Management approves all material related-party transactions. Management considers the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction, and the benefits to the Company and the relevant related party. In determining whether to approve a related party transaction, the following factors are considered: (1) if the terms are fair to the Company, (2) if there are business reasons to enter into the transaction, or (3) if the transaction would present an improper conflict of interest for any officer.

Income taxes

The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts for income tax purposes and net operating loss and tax credit carryforwards. The amount of deferred taxes on these temporary differences is determined using the tax rates that are expected to apply to the period when

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

the asset is realized or the liability is settled, as applicable, based on tax rates and laws in the respective tax jurisdiction enacted as of the balance sheet date.

The Company reviews its deferred tax assets for recoverability and establishes a valuation allowance based on projected future taxable income, applicable tax strategies and the expected timing of the reversals of existing temporary differences. A valuation allowance is provided when it is more likely than not (likelihood of greater than 50 percent) that some portion or all the deferred tax assets will not be realized. The Company has not established a valuation allowance as of September 30, 2024, and December 31, 2023.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, based upon the technical merits of the position. If all or a portion of the unrecognized tax benefit is sustained upon examination by the taxing authorities, the tax benefit will be recognized as a reduction to the Company’s deferred tax liability and will affect the Company’s effective tax rate in the period it is recognized. (See NOTE 12. INCOME TAXES)

The Company records any tax-related interest charges as interest expense and any tax-related penalties as other expense in the consolidated statements of operations of which there have been none to date.

The Company is also subject to the Texas Margin Tax. The Company realized no Texas Margin Tax in the accompanying consolidated financial statements as we do not anticipate owing any Texas Margin Tax for the periods presented.

Stock-based compensation

The Company accounts for its stock-based compensation awards in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments to employees and non-employees including grants of stock options, to be recognized as expense in the consolidated statements of operations based on their grant date fair values.

The Company periodically issues common stock and common stock options to consultants for various services. Costs of these transactions are measured at the fair value of the service received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty’s performance is complete.

Recent accounting pronouncements

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which enhances the transparency and decision usefulness of income tax disclosures. The amendments address more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. The ASU also includes certain other amendments to improve the effectiveness of income tax disclosures. The amendments in the ASU are effective for public business entities for annual periods beginning after December 31, 2024 on a prospective basis. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this guidance.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” This ASU updates reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expense and information used to assess segment performance. The amendments in the ASU are effective for public entities for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is still evaluating the effect of the adoption of this guidance.

In November 2024, the FASB issued ASU 2024-03, “Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosure (Subtopic 220-40): Disaggregation of Income Statement Expenses. This ASU requires public business entities to disclose, in interim and annual reporting periods, additional information about certain expenses in the notes to the financial statements. The amendments in the ASU are effective for public entities for fiscal years beginning after December 15, 2026 and interim periods within

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is still evaluating the effect of the adoption of this guidance.

NOTE 3: PREPAID EXPENSES

The following table presents the components of prepaid expenses as of the dates indicated:

	September 30,	December 31,
	2024	2023
Retainer for workover rigs	$240,000	$—
Prepaid expense	68,003	90,273
Deferred closing costs	4,040	8,417
Security deposit	5,050	5,050
Other	9,986	9,986
Total prepaid expenses - current	$327,079	$113,726

Retainer for workover rigs	$420,000	$—
Total prepaid expenses - noncurrent	$420,000	$—

NOTE 4. PROPERTY, PLANT AND EQUIPMENT

The Company will record depreciation expense for processing plant over its estimated useful life. Depreciation on the processing plant will commence once the processing plant is placed into service. The Company records depreciation expense for computer equipment and furniture and fixtures over a useful life of five years. The Company records depreciation expense for leasehold improvement over the lesser of their estimated useful lives or the underlying terms of the associated leases.

	September 30,	December 31,
	2024	2023
Processing plant under construction – cost	$3,781,736	$3,581,736
Computer equipment – cost	9,820	9,820
Furniture and fixtures – cost	22,101	22,101
Leasehold improvements – cost	23,006	23,006
Total – cost	3,836,663	3,636,663

Processing plant under construction – accumulated depreciation	—	—
Computer equipment – accumulated depreciation	(6,383)	(4,910)
Furniture and fixtures – accumulated depreciation	(15,166)	(11,850)
Leasehold improvements – accumulated depreciation	(12,625)	(9,175)
Total – accumulated depreciation	(34,174)	(25,935)

Processing plant under construction – net	3,781,736	3,581,736
Computer equipment – net	3,437	4,910
Furniture and fixtures – net	6,935	10,251
Leasehold improvements – net	10,381	13,831
Total Property, plant and equipment, net	$3,802,489	$3,610,728

The Company recorded depreciation expense in the amounts of $8,239 and $7,703 during the nine months ended September 30, 2024, and 2023, respectively.

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

NOTE 5. OIL AND NATURAL GAS PROPERTIES

	September 30,	December 31,
	2024	2023
Evaluated oil and natural gas properties – cost	$6,440,255	$6,368,179
Total – cost	6,440,255	6,368,179

Accumulated depletion and impairment	(5,973,853)	(5,426,488)

Oil and natural gas properties, net	$466,402	$941,691

The Company had no unevaluated properties at September 30, 2024 and December 31, 2023.

The Company recorded depletion expense in the amounts of $547,365 and $586,659 during the nine months ended September 30, 2024, and 2023, respectively.

Additions

During the nine months ended September 30, 2024, the Company incurred approximately $34,000 of cost primarily associated with staking various locations in Chaves County, New Mexico, approximately $123,000 of costs associated with the evaluation of a new field gathering system, and approximately $106,000 of costs related to plugging and abandonment costs in excess of liability recorded for asset retirement obligations.

Disposals

In June 2024, the Company assigned interest in certain properties located in Chaves County, New Mexico to Earnest Producing Corporation (“Earnest”), an entity controlled by Joel Solis, the Company’s chairman. The amount recorded as a deduction of Evaluated oil and natural gas properties – cost was $193,229. This was based on a $166,449 fair value calculated for the properties and assumption of the asset retirement obligations by Earnest. At the time of the assignment, the asset retirement costs recorded on the Company’s consolidated balance sheets associated with these properties was $26,780. (See NOTE 8. RELATED PARTY TRANSACTIONS)

NOTE 6. NOTES PAYABLE

On June 1, 2023, the Company renewed a secured Promissory Note (“the Note”) with a balance of $475,000, an interest rate of 14%, and requiring a principal reduction payment of $10,000, and a fee payment of $16,341 upon renewal and maturing on December 1, 2023. On December 1, 2023, the balance of $465,000 of the Note was renewed, requiring fee payment of $15,719 upon renewal and maturing on June 1, 2024. On July 1, 2024, the balance of $465,000 of the Note was renewed, requiring fee payment of $15,719 upon renewal and maturing on December 1, 2024. The Note carries an interest rate of 14.5%. As of September 30, 2024 and December 31, 2023, there were $465,139 and $469,968, respectively, payable on the Note which includes accrued interest. These amounts were recorded as Notes payable – current on the Company’s consolidated balance sheets.

On August 25, 2023, the Company, through its wholly owned subsidiary NEH Midstream, LLC., entered into a Promissory Note (“AirLife Note”) with AirLife Gases USA Inc. (“AirLife”). Under the AirLife Note, NEH Midstream agreed to pay AirLife the principal sum of $2,000,000 or such lesser amount as shall equal the outstanding principal amount of the Advance made to NEH Midstream by AirLife. The entire balance will be due on the earlier of (i) the date that is 18 months after the commencement date as defined the Purchase and Sale Agreement between NEH Midstream and AirLife dated August 25, 2023, or (ii) May 30, 2027. Interest shall accrue at 0.0211%, compounded daily, equivalent to an annual interest rate of 8%, commencing on the date the advance was made and continuing until repaid. The Company’s interest in certain oil and natural gas properties, included within the Oil and natural gas properties, net (full cost) balance on the Company’s consolidated balance sheets are pledged as collateral for the AirLife Note. As of September 30, 2024 and December 31, 2023, this amount, including accrued interest of $175,191 and $53,013, respectively and was recorded as Notes payable – noncurrent on the Company’s consolidated balance sheets.

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

Starting in February 2024, NEH conducted a bridge financing round, pursuant to which it issued 10% Secured Convertible Debentures (the “Bridge Financing Debentures”) to certain investors. The Bridge Financing Debentures are payable on the earliest of: i) the date that the holder accelerates the obligations under the Bridge Financing Debentures; ii) March 1, 2025; or iii) the consummation of the business combination. The Bridge Financing Debentures are not eligible for prepayment and interest accrues monthly. Provided that the date of consummation of the business combination occurs prior to either March 1, 2025 or the date on which the holder accelerates the obligations under the Bridge Financing Debentures, the Bridge Financing Debentures are convertible into common stock of the Combined Company at a conversion rate determined by dividing (i) the principal and interest converted hereunder by (ii) the per share valuation (on a fully diluted basis) of the Combined Company’s common stock using a pre-money valuation of the Company of $20 million. The Company’s interest in certain oil and natural gas properties, included within the Oil and natural gas properties, net (full cost) balance on the Company’s consolidated balance sheets are pledged as collateral for the Bridge Financing Debentures. As of September 30, 2024, there as $4,006,153 payable on the Bridge Financing Debentures which includes accrued interest. Of this amount $766,685 was recorded as Due to related parties on the Company’s consolidated balance sheets. The remaining amount was recorded as Notes payable – current on the Company’s consolidated balance sheets.

	September 30,	December 31,
	2024	2023
The Note – principal	$465,000	$465,000
The Note – accrued interest	139	4,968
Bridge Financing Debentures – principal	3,917,029	—
Bridge Financing Debentures – principal – recorded as Due to related parties	(747,500)	—
Bridge Financing Debentures – accrued interest	89,124	—
Bridge Financing Debentures – accrued interest – recorded as Due to related parties	(19,185)	—
Notes payable – current	$3,704,607	$469,968

AirLife Note – principle	$2,000,000	$2,000,000
AirLife Note – accrued interest	175,191	53,013
Notes payable – noncurrent	$2,175,191	2,053,013

NOTE 7. LEASE LIABILITIES

The Company currently occupies office space in Midland, Texas under a month-to-month arrangement. The Company is reviewing its options regarding continued use of this office space and will continue to expense the cost to use this office.

On May 27, 2022, the Company entered into a 12-month lease agreement for office space in Hermosa Beach, California. The lease had a base monthly rent of approximately $2,550 expired on May 31, 2023. The Company reached an agreement with the lessor to continue occupancy of this space on a month-to-month basis. It is the Company’s intention to remain at this location though May 31, 2024. The Company will review options regarding the continuation of using this office space but has begun to expense the cost to use this office starting June 1, 2024.

Other information related to leases as of September 30, 2024 and December 31, 2023, is as follows:

	September 30,	December 31,
	2024	2023
Weighted-average remaining lease term
Operating leases	—	0.21	years

Weighted-average discount rate
Operating leases	—	2.85%

The are no future minimum rental payments required under the operating leases as of September 30, 2024.

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

A reconciliation of current lease liabilities as recognized in the consolidated balance sheets as of September 30, 2024 and December 31, 2023, is as follows:

	September 30,	December 31,
	2024	2023
Lease liabilities – current	$—	$12,750
Total future minimum lease payments	—	12,750

Less imputed interest	—	(60)
Total	$—	$12,690

NOTE 8. RELATED PARTY TRANSACTIONS

Balance outstanding of related parties:

		September 30,	December 31,
Name of Party	Receivable / Payable	2024	2023
Will Gray	Payable (note)	$75,000	$170,000
Will Gray	Payable (expenses)	3,119	6,464
Mike Rugen	Payable (consulting fees and expenses)	—	21,115
Joel Solis	Payable (note)	—	175,000
Joel Solis	Payable (Bridge Financing Debentures – principal)	720,000	—
Joel Solis	Payable (Bridge Financing Debentures – interest)	18,200	—
Adrian Beeston	Payable (note)	25,000	—
Adrian Beeston	Payable (Bridge Financing Debentures – principal)	27,500	—
Adrian Beeston	Payable (Bridge Financing Debentures – interest)	985	—
Liberty Pump & Supply, Co.	Payable (field operations, insurance)	668,616	393,072
Tall City Well Service	Payable (field operations)	154,531	120,462
Total	Payable	$1,692,951	$886,113

On December 28, 2023, the Company entered into a series of agreements with E. Will Gray II, the Company’s CEO and Director. One agreement had an effective date of March 29, 2023, and acknowledges the Company’s receipt from Mr. Gray of $45,000. The Company promises to pay Mr. Gray the full amount on or before the earlier of (i) February 15, 2024, or (ii) the closing of the Company’s business combination with Roth CH Acquisitions V Co. Another agreement had an effective date of April 19, 2023, and acknowledges the Company’s receipt from Mr. Gray of $35,000. The Company promises to pay Mr. Gray the full amount on or before the earlier of (i) February 15, 2024, or (ii) the closing of the Company’s business combination with Roth CH Acquisitions V Co. The final agreement had an effective date of December 22, 2023, and acknowledges the Company’s receipt from Mr. Gray of $90,000. The company promises to pay Mr. Gray the full amount on or before the earlier of (i) February 15, 2024, or (ii) the closing of the Company’s business combination with Roth CH Acquisitions V Co. On August 5, 2024, the Company repaid $45,000 and on September 26, 2024, the Company repaid an additional $45,000 of the amounts due to Mr. Gray.

The Company received $50,000 on January 22, 2024 from Adrian Beeston, an investor, and received $150,000 on January 30, 2024 from Joel Solis, the Company’s Chairman of the Board. These loans bear no interest and shall be repaid by the Company no later than April 1, 2024. On February 29, 2024 the Company repaid the $150,000 due to Mr. Solis. On September 26, 2024, the Company repaid $25,000 of the amount due to Mr. Beeston.

On March 5, 2024, the Company entered into an agreement with Joel G. Solis, the Company’s Chairman and Director. This agreement acknowledges the Company’s receipt from Mr. Solis of $50,000 on February 9, 2023, $45,000 on February 14, 2023, $20,000 on February 17, 2023, and $60,000 on February 27, 2023 (the “Loans”). The Loans bear no interest and shall be repaid by no later than June 30, 2024. On August 1, 2024, the Company repaid $70,000 and on September 26, 2024, the Company repaid the remaining $105,000 due to Mr. Solis.

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

On May 14, 2024, Adrian Beeston contributed $27,500 to the Company. This payment was contributed as part of the Bridge Financing Debentures process. (See NOTE 6. NOTES PAYABLE)

In June 2024, the Company assigned interest in certain properties located in Chaves County, New Mexico to Earnest Producing Corporation, an entity controlled by Joel Solis, the Company’s chairman. The properties assigned were valued at $166,449, the fair market value on the effective date of the assignment. The Company determined fair market value using various economic parameters including annual cash flows, discounted future net revenues, and return on investment. This transaction is compensation for Mr. Solis’ past contributions to the Company and for Mr. Solis not continuing as a director once the Company completes its transaction with Roth CH Acquisitions V Co.

In July 2024, Tall City Well Service Co., LP (“Tall City”), a Company controlled by Joel Solis, entered into a Standby Retainer, Consulting and Services Agreement and a 10% Secured Convertible Debenture with the Company.

NOTE 9: OTHER CURRENT LIABILITIES

The following table presents the components of other current liabilities as of the dates indicated:

	September 30,	December 31,
	2024	2023
Royalty payable – ONRR	$15,838	$45,059
Installment agreement – ONRR	57,300	—
Total other current liabilities	$73,138	$45,059

NOTE 10. ASSET RETIREMENT OBLIGATIONS

The Company has a number of oil and gas wells in production and will have AROs that will be settled once the wells are permanently removed from service. The primary obligations involve the removal and disposal of surface equipment, plugging and abandoning the wells and site restoration.

AROs associated with the retirement of tangible long-lived assets are recognized as liabilities with an increase to the carrying amounts of the related long-lived assets in the period incurred. The fair value of AROs is recognized at the date a new well is completed or the acquisition date of the working interest. The cost of the tangible asset, including the asset retirement cost, is depleted over the life of the asset. AROs are recorded at estimated fair value, measured by reference to the expected future cash outflows required to satisfy the retirement obligations discounted at the Company’s credit-adjusted risk-free interest rate. Accretion expense is recognized over time as the discounted liabilities are accreted to their expected settlement value. If estimated future costs of AROs change, an adjustment is recorded to both the ARO and the long-lived asset. Revisions to estimated AROs can result from changes in retirement cost estimates including revisions to estimated inflation rates, revisions to estimated discount rates and changes in the estimated timing of abandonment. The Company used the following inputs in its calculation of its asset retirement obligations.

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2024		2023
Inflation rate	3.087%		3.087%
Discount factor	10.0%		10.0%
Estimated asset life	9.25 – 49.25	years	11 – 50	years

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

The following table shows the change in the Company’s ARO liability for the nine months ended September 30, 2024 and year ended December 31, 2023:

Asset retirement obligations, January 1, 2023	$5,485,915

Liabilities incurred	85,802
Liabilities sold	(3,510,966)
Change in estimates	(497,407)
Accretion expense	91,624
Asset retirement obligations, December 31, 2023	1,654,968

Liabilities sold	(26,780)
Liabilities settled	(28,087)
Accretion expense	122,825
Asset retirement obligations, September 30, 2024	$1,722,926

The liabilities sold during the nine months ended September 30, 2024 represented the asset retirement obligations associated with certain properties located in Chaves County, New Mexico that were assigned to Earnest Producing Corporation by the Company. (See NOTE 8. RELATED PARTY TRANSACTIONS)

NOTE 11. EQUITY

Reorganization Agreement and Plan Share Exchange and Issuance of Shares

On February 6, 2023, the Company entered into the Agreement (See NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION)

Common Shares Issued for Services

On February 6, 2023, the Company issued a total of 714,000 shares of its common stock for services rendered. These shares were valued at $2,499,000, the fair market values on the grant date using the share price of common stock sold to investors approximately 30 days from the grant date. The Company recognized stock-based compensation expense of approximately $2,499,000 during the year ended December 31, 2023. This amount was recorded by the Company in general and administrative expenses in the Company’s consolidated statements of operations.

On February 7, 2023, the Board approved the designation of 5,000 shares of preferred stock as Series X Preferred Stock. These shares will not be entitled to receive dividends, shall not be entitled to any liquidation preference, shall not have any rights to convert to common stock, and will not be subject to redemption. The holders of the Series X Preferred Stock will have the right to vote in an amount equal to 1,000 votes per share of Series X Preferred Stock.

The Board approved the issuance of the Series X Preferred shares as follows:

- 2,000 to Joel G. Solis (Chairman)

- 1,000 to Pecos Slope Holdings (controlled by Will Gray – CEO and Director)

- 1,000 to Casey J. Solis (investor)

- 1,000 to Robert C. Solis (investor)

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

Sale of Common Shares

During the period January 1, 2023 through September 30, 2024, the Company entered into subscription agreements and approved the issuance of the following shares of common stock:

	Number of	Price Per
Month	Common Shares	Share	Proceeds
March 2023	108,642	$3.50	$380,250
April 2023	42,858	3.50	150,000
May 2023	57,143	3.50	200,000
June 2023	42,858	3.50	150,000
July 2023	85,715	3.50	300,000
August 2023	57,143	3.50	200,000
October 2023	22,856	3.50	80,000
November 2023	30,005	3.50	105,019
December 2023	44,286	(1)	(1)
Total 2023	491,506	—	$1,565,269

January 2024	3,429	$3.50	12,000
Total 2024	3,429	—	$12,000

(1)	On December 28, 2023, the Company entered into a Convertible Promissory Note with Joel Solis, Chairman, in the amount of $155,000 (the “Solis Note”). On the earlier of (i) February 15, 2024 or (ii) closing of the Company’s business combination with Roth CH Acquisition V Co., the Company shall, except if elected otherwise by Mr. Solis, pay an amount representing all the outstanding principal, accrued and unpaid interest and unpaid late charges. The Company may prepay any portion of the Solis Note at any time. Mr. Solis may convert the outstanding balance of Solis Note (“Conversion Amount”) into a validly issued, fully paid and non-assessable share of common stock. The number of shares shall be determined by dividing the Conversion Amount by $3.50. On December 28, 2023, Mr. Solis elected to convert the Solis Note into 44,286 shares of common stock.

On October 3, 2023, the Board approved the Company’s sale and issuance of up to 750,000 shares of common stock. On November 14, 2023, the Board authorized the sale and issuance of an additional 650,000 of common stock.

NOTE 12. INCOME TAXES

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (“IRA 2022”). The IRA 2022, among other tax provisions, imposes a 15% corporate alternative minimum tax based on financial statement income, effective for tax years beginning after December 31, 2022. The IRA 2022 also establishes a 1% excise tax on stock repurchases made by publicly traded U.S. corporations, effective for stock repurchases after December 31, 2022. The IRA 2022 did not impact the Company’s current year tax provision or the Company’s consolidated financial statements.

The Company files a consolidated federal income tax return and various state income tax returns. The amount of income taxes the Company records requires the interpretation of complex rules and regulations of federal and state taxing jurisdictions.

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

The components of the Company’s consolidated provision for income taxes from operations are as follows:

	Nine Months Ended	Nine Months Ended
	September 30,	September 30,
	2024	2023
Current provision for income taxes:
Federal	$—	$69,858
State	—	16,773
Total Current provision for income taxes	$—	$86,631

Deferred income tax benefit:
Federal	$(840,870)	$(362,089)
State	(207,962)	(65,383)
Total Deferred income tax benefit	$(1,048,832)	$(427,472)

Total provision for income taxes	$(1,048,832)	$(340,841)

A reconciliation of the U.S. federal statutory rate to the Company’s effect income tax rate is as follows:

	Nine Months Ended	Nine Months Ended
	September 30,	September 30,
	2024	2023
Tax statutory rate	21.0%	21.0%

Income tax benefit at the federal statutory rate	$(855,721)	$107,803
Change in entity tax status *	—	(1,088,171)
Change in tax rates	(21,329)	—
Nondeductible expenses	1,161	620,061
Return-to-provision adjustment	16,729	—
State taxes, net of federal benefit	(189,672)	13,250
Other	—	6,216
Income tax benefit	$(1,048,832)	$(340,841)

Effective income tax rate	25.7%	(66.4)%

*	See NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

GAAP requires deferred income tax assets and liabilities to be measured at the enacted tax rate expected to apply when temporary differences are to be realized or settled. Significant components of net deferred tax assets (liabilities) at September 30, 2024 and December 31, 2023 are as follows:

	September 30,	December 31,
	2024	2023
Deferred tax assets:
Depreciation and depletion on oil and gas assets	$656,774	$466,890
Net operating loss carryforwards	1,009,008	154,976
Total deferred tax assets	$1,665,782	$621,866

Deferred tax liabilities:
Prepaid expenses	$(3,125)	$(6,178)
Other PPE depreciation	(5,325)	(7,188)
Total deferred tax liabilities	$(8,450)	$(13,366)

Net Deferred tax assets (liabilities)	$1,657,332	$608,500

Net	$1,657,332	$608,500

A valuation allowance for deferred tax assets, including net operating losses, is recognized when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized. To assess that likelihood, we use estimates and judgment regarding our future taxable income, and we consider the tax consequences in the jurisdiction where such taxable income is generated, to determine whether a valuation allowance is required. Such evidence can include our current financial position, our results of operations, both actual and forecasted, the reversal of deferred tax liabilities, and tax planning strategies as well as the current and forecasted business economics of our industry. The Company did not record a valuation allowance for the nine months ended September 30, 2024, or the year ended December 31, 2023.

NOTE 13. EARNINGS PER SHARE AND MEMBERS’ UNIT

The Company calculated net income/(loss) per share using the treasury stock method. The table below sets for the computation of basic and diluted net income/(loss) per share for the period presented below.

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income (loss)	$(1,077,242)	$3,428,350	$(3,026,033)	$854,187

Basic weighted average common shares outstanding	6,208,935	6,055,564	6,208,922	5,847,020
Diluted weighted average common shares outstanding	—	—	—	—
Basic and diluted weighted average common shares outstanding	6,208,935	6,055,564	6,208,922	5,847,020

Basic and diluted net income (loss) per share	$(0.17)	$0.57	$(0.49)	$0.15

NOTE 14. COMMITMENTS AND CONTINGENCIES

Environmental Matters

The Company, as a lessee of oil and gas properties, is subject to various federal, provincial, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under an oil and gas lease for the cost of pollution clean-up resulting from operations and subject the lessee to liability for pollution damages. In some instances, the Company may be directed to suspend or cease operations in the affected area. There can be

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

no assurance, however, that current regulatory requirements will not change, or past noncompliance with environmental laws will not be discovered on the Company’s properties.

Irrevocable Standby Letter of Credit and Promissory Note

On September 24, 2020, the Company entered into an irrevocable standby letter of credit (“LOC”) and a promissory note with West Texas National Bank in the amount of $25,000 with variable interest initially of 4.25% per annum and maturing on December 24, 2021. No amount was drawn down under this LOC up to the date it was amended on October 29, 2021.

On October 29, 2021, the Company entered into an amendment of the LOC a new promissory note, increasing the amount to $425,000 with variable interest initially of 4.25% per annum and maturing on September 29, 2025. On January 1, 2022, and March 29, 2022, the LOC was amended, and new promissory notes were executed increasing the amount to $650,000 and $920,000, respectively. As of September 30, 2024 and December 31, 2023, no amount was drawn down under the LOC.

NOTE 15: REVENUES

The following table presents the revenue by type as of the dates indicated:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Natural gas	194,822	267,495	902,931	1,122,187
Less gathering and processing	(214,129)	(233,820)	(736,928)	(900,441)
Natural gas, net	(19,307)	33,675	166,003	221,746

NGL	53,028	31,673	192,706	102,784
Oil	1,422	37,180	26,022	113,675

Total Revenue, net	35,143	102,528	384,731	438,205

NOTE 16. SUBSEQUENT EVENTS

During October 2024, the Company received $82,000 in exchange for the Bridge Financing Debentures.

On November 11, 2024, the Company executed a non-binding letter of intent to form a joint venture with Sharon AI, Inc. Under the terms of the 50/50 joint venture, the parties will jointly design, build and operate an initial 90MW power plant and subsequent deployment of Tier 3 data centers. As part of the joint venture, the Company will enter into a gas supply agreement with the joint venture at a mutually agreed fixed cost for five years plus three options of five years each.

On November 14, 2024, the Board of Directors of the Company approved an increase in the amount of Bridge Financing Debentures that could be issued from $4,000,000 to $4,250,000.

1